Exhibit 99.1

Playa Hotels & Resorts N.V. Announces Mexican Antitrust Approval of Pending Sale to Hyatt and Intent to Voluntarily Delist from the Nasdaq Subject to and Conditioned Upon the Expiration of the Tender Offer and Acquisition of Ordinary Shares by Hyatt

Hyatt Tender Offer Scheduled to Expire June 9, 2025

FAIRFAX, Va., June 6, 2025 – Playa Hotels & Resorts N.V. (NASDAQ: PLYA) (the “Company” or “Playa”) today announced that all required approvals relating to anti-competition filings under Ley Federal de Competencia Económica in Mexico in connection with the Company’s pending sale to HI Holdings Playa B.V. (“Buyer”), an indirect wholly owned subsidiary of Hyatt Hotels Corporation (NYSE: H) (“Hyatt”), have been granted.

Antitrust approval in Mexico was the final regulatory approval required to complete the transaction. Completion of the tender offer remains subject to the conditions described in the tender offer statement on Schedule TO, including the satisfaction of the minimum tender condition by Playa shareholders.

Hyatt’s tender offer to acquire all of the outstanding ordinary shares of Playa for $13.50 per share in cash, less any applicable withholding taxes and without interest, is scheduled to expire at 5:00 p.m., New York City time, on June 9, 2025. The offer is being made pursuant to the previously announced purchase agreement, dated February 9, 2025 (the “Purchase Agreement”), among Hyatt, Buyer and Playa. Assuming the minimum tender and other offer conditions are satisfied, the tendered shares are expected to be accepted for payment on or about June 11, 2025.

Pursuant to the terms of the Purchase Agreement, if the minimum tender condition in the Hyatt tender offer is satisfied, along with certain other closing conditions expected to be satisfied at expiration, then on June 10, 2025, Hyatt will commence a subsequent offering period for the tender offer for any Playa ordinary shares not already tendered, which will expire at 11:59 p.m., New York City time, on June 16, 2025. Following this subsequent offering period and the related transactions required by the Purchase Agreement, Playa expects that Hyatt will own all ordinary shares of Playa on or about June 17, 2025.

Playa also announced today that it has submitted written notice to Nasdaq of its intention to voluntarily delist its ordinary shares from Nasdaq. The voluntary delisting is subject to and conditioned upon the expiration of the Hyatt tender offer as described above and the acquisition by Hyatt of all ordinary shares validly tendered and not properly withdrawn in accordance with the Purchase Agreement. If such conditions are satisfied, then on or about June 16, 2025, Playa intends to file with the U.S. Securities and Exchange Commission (“SEC”) a notification of removal from listing of its ordinary shares on Nasdaq. Completion of the tender offer remains subject to the conditions described in the tender offer statement on Schedule TO filed by Hyatt and Buyer with the SEC on February 24, 2025 (as amended and supplemented).

Georgeson LLC is acting as information agent for the tender offer. Requests for documents and questions regarding the tender offer may be directed to Georgeson LLC by telephone, toll free at (866) 828-4304 for shareholders or collect at (210) 664-3693 for banks and brokers or by email at HyattOffer@georgeson.com.

About Playa Hotels & Resorts N.V.

Playa Hotels & Resorts N.V., through its subsidiaries (NASDAQ: PLYA, “Playa”), is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in Mexico, Jamaica and the Dominican Republic. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best-in-class experience and exceptional value to guests, while building a direct relationship to improve customer acquisition cost and drive repeat business. For more information, please visit www.playaresorts.com.

For additional information visit investors.playaresorts.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 25, 2025, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

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